Exhibit 23.03

Consent of Independent Mining Consultants Inc.

We consent to the use by Western Goldfields, Inc. in connection with its Registration Statement on Form S-8, and any amendments thereto, of our findings included in the “Feasibility Study on the Mesquite Mine Expansion, Imperial County, California” Report on the Mesquite Mine, dated August 15, 2006, and any amendments thereto, and all information derived from our “Feasibility Study on the Mesquite Mine Expansion, Imperial County, California” Report.

Independent Mining Consultants Inc.

By: /s/ Michael G. Hester
Name: Michael G. Hester
Title: Vice President

October 16, 2006